Exhibit 99.1

Cascade Bancorp (Oregon) Reports Robust Growth in Loans (46.4%) and Deposits
(30.8%) in 2004; Total Assets Exceed $1 Billion

          BEND, Ore., Jan. 11 /PRNewswire-FirstCall/ -- Cascade Bancorp (Nasdaq: CACB) today announced the following financial highlights for the fourth quarter and full year 2004:

          For The Fourth Quarter 2004
          --  Record Net Income at $4.6 million, up 29.6% vs. year ago quarter
          --  Earnings Per Share (diluted) at $.26, up 21.9% vs. year ago quarter
          --  Net Interest Margin 5.69%, vs. 5.76% prior quarter and 5.73% year ago quarter

          For The Full Year 2004
          --  Record Net Income up 14.7% to $16.0 million
          --  Earnings Per Share (diluted) up 7.7% to $.93
          --  Loans and Deposits up 46.4% and 30.8.%, respectively, for the year
          --  Return on Equity 20.4% for the year; above 20% ten years running

          FINANCIAL PERFORMANCE:
          Cascade Bancorp reported strong and sustained loan and deposit growth during 2004, leading to a 29.6% increase in Net Income for the fourth quarter compared to the year-ago quarter.  2004 loan growth was 46.4% while deposits grew 30.8%, driving year-end Total Assets over $1 Billion for the first time.  Rapid loan and deposit increases stemmed from strong growth in new markets (Portland and Southern Oregon) augmented by double-digit expansion in the combined Central Oregon and Salem markets.  For the year, 2004 net income was up 14.7% to $16.0 million.  This year-over-year increase in net income was accomplished despite the initial earnings drag of expenditures in new markets in early 2004.

          Earnings Per Share (diluted) for the fourth quarter of 2004 increased to $.26, up 21.9% from the year ago quarter while 2004 full year EPS was $.93, up 7.7% from 2003.  Return on Equity was 21.7% for the fourth quarter and 20.4%for the full year.  Return on Assets continued well above peer banks at 1.85%for the final quarter of 2004 and 1.83% for the full year 2004.

          “As we anticipated, 2004 was a landmark year for Cascade Bancorp.  We expected positive results from our new Portland and Southern Oregon banking offices to complement the consistent growth in our existing Central Oregon and Salem markets.   I am thrilled to report that results exceeded our expectations,” said Patricia L. Moss, President and CEO.  “As we look forward to another year of progress, I trust that shareholders, directors and management will join me in thanking our ‘Cascade bankers’ for the professionalism, teamwork, and excellent service they deliver to customers.  These dedicated people are the heart of our Company and embody its values every day.”

          Moss provided perspective on the outlook for 2005. “While 2004 was a year of investment in new banking markets of Portland and Southern Oregon, we are anticipating an accelerating return on this investment in 2005.”  She added, “Concurrently, the solid economies of our Central Oregon and Salem markets provide a tailwind for sustained growth into the future.”  According to Thomson Financial, analysts’ current consensus 2005 earnings estimate for CACB is $1.09 per diluted share, an increase of 17% over 2004 actual earnings of$.93 per diluted share.

          LOAN GROWTH AND CREDIT QUALITY:
          At December 31, 2004, the Loan Portfolio had grown to $859.6 million, up 46.4% compared to a year ago, and up 29.5% (annualized) during the fourth quarter.  Portland and Southern Oregon markets contributed about two-thirds of total Company loan growth during the fourth quarter (see NEW MARKET INITIATIVES), while loans in the Company’s Central Oregon market increased 16.7% (annualized) for the quarter.

          Underlying loan credit quality remained sound, with delinquent loans greater than 30 days past due at just .02% of total loans, while net loan charge-offs for the quarter were $.4 million, or .19% (annualized) of total loans.  “We are pleased with the strong credit quality of business lending relationships that are being originated in each and every one of our markets," said Frank R. Weis, EVP and Chief Credit Officer.  The Reserve for Loan Losses (which included reserves for unfunded loan commitments) increased 32.1% in 2004 to $12.4 million and stood at a prudent 1.44% of total loans outstanding at year-end.  The reserve was at 1.49% of loans for the third quarter and 1.60% a year ago.  This ratio has trended modestly lower in tandem with improving regional macro-economic fundamentals, enhanced geographic diversification, and an increasing mix of commercial loans.  Based upon management's analytical and evaluative assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current circumstances and prevailing economic conditions.

          DEPOSIT GROWTH:
          December 31, 2004 Deposits were $851.4 million, up 30.8% or $200.2 million from a year ago.  The Company continues to be successful in attracting and retaining non-interest commercial checking accounts with its quality service and sophisticated deposit and treasury management products.  This has led to a year-over-year increase of 38.8% in non-interest checking balances, which now represent approximately 40% of total deposits.  The typical seasonal slowdown in deposit growth was evident in the fourth quarter with deposits up$13.5 million or 6.4% (annualized) compared to the immediately preceding quarter.  The Company’s overall cost of funds for the quarter was .72% an increase from .58% in the preceding quarter and .64% for the year ago quarter as deposit rates responded to increases in the general level of market interest rates.  Management believes it is likely that 2004’s robust 30.8%growth rate in deposits will slow somewhat in 2005 as a stronger economy and higher market interest rates lure monies from the safe-haven of banks into stock or other investment vehicles.

NEW MARKET INITIATIVES - SOUTHERN OREGON AND PORTLAND UPDATE:

Southern Oregon & Portland Combined

(dollars in 000’s)	Dec ‘03	Mar ‘04 (1)	Jun ‘04	Sep ‘04	Dec ‘04	% of CACB 12/31/04

Loans	$27,286	$106,634	$146,869	$195,348	$234,780	27.3%
Deposits	$13,266	$74,998	$99,428	$137,530	$147,844	17.4%

(1) Mar ‘04 includes $36 million in Loans and $42 million in Deposits from the Jan ‘04 acquisition of Community Bank of Grants Pass

          Combined loan totals in the Company’s new markets stood at $234.8 million at December 31, 2004 driven by an average organic loan growth of over$40 million each quarter of 2004 (excluding loans from acquisition of Community Bank Grants Pass).  Combined deposits were $147.8 million at year end, enabling new markets to locally fund over 60% of their loan growth. Loans in new markets have grown to 27.3% of total Company loans and 17.4% of deposits in just 18 months of operation.  Commenting on progress in the new markets, Mike Delvin, President and Chief Operating Officer of Bank of the Cascades said, “Increasing profitability together with positive momentum in loan and deposit growth is very encouraging, and we remain optimistic that this trend should persist in 2005.”

          The Company is deploying a “community banking” strategy in the Southern Oregon market, similar to its successful approach in Central Oregon.  With four branches opened in just the past 18 months in Southern Oregon, the Company anticipates opening additional branches in this market in 2005.  In Portland, the Company has a niche strategy focused on the banking needs of small-to-medium sized commercial and professional businesses and individuals in the metro area.

          NET INTEREST MARGIN & INTEREST RATE RISK:
          The Company reported a stable Net Interest Margin (NIM) for its fourth quarter of 5.69%, down modestly from 5.76% for the third quarter and 5.73% a year earlier.  The net interest margin will likely remain between 5.60% and 5.80% over the next 12 to 18 months assuming interest rates follow the financial markets expected gradual path to modestly higher rates.

          The Company has a very stable NIM profile according to its interest rate risk model.  The model predicts that the Company’s earnings would be slightly enhanced in the event of higher than expected market interest rates, a result of its strong core deposit base (led by its 33% deposit market share in Central Oregon) and its growing portfolio of floating rate loans.  Floating rate loans have risen from 32% to 43% of total loans over the past three years.  Over that horizon, fixed rate loans have declined from 31% to 15%, while periodically adjustable loans (typically 3 to 5 year re-pricing) have increased from 37% to 42%.  In the unlikely event of a dramatic decline in interest rates, the model predicts earnings growth could be moderately below expected levels because falling loan yields would compress against an already low cost of funds.  The margin can also be affected by external factors including aggressive price offerings on loans or deposits by competitors. Please see cautionary “Forward Looking Statements” below as well as the Company's Form 10K annual report for further information on interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:
          As expected, 2004 full year Non-Interest Income was down 3.4% at $12.9 million from 2003 as higher bank service fee income was offset by declining net mortgage revenues.  2004 service fee income was at $6.7 million, up 11.8% year over year, primarily as a result of growing customer transaction volumes and utilization of overdraft protection products. Mortgage revenue appears to have stabilized after the refinance boom of 2003.  Fourth quarter net mortgage revenue was $.5 million, comparable to the prior quarter, and now represents  16.2% of non-interest income, down from nearly 30.9% for the same period in 2003.  The Company originated $31.1 million in residential mortgages during the fourth quarter, comparable to the $33.3 million in the immediately preceding quarter. For the full year 2004, mortgage originations declined to$141.4 million from a record $304.7 million in 2003 as interest rates rose from their historical lows.

          Non-Interest Expense for the year increased 19.0% compared to 2003 while fourth quarter expenses were 17.3% above the year ago quarter.  Expense increases were primarily for human resources, including staffing increases to meet growing business volumes and support for new markets, along with incentive-based bonuses that are directly tied to the increasing profitability of the Company.  Pretax expenses relating to new markets were $4.5 million for the year and $1.2 million for the current quarter.  These new market expenses account for about two-thirds of the non interest expense increase for the full year.  It is anticipated that non-interest expense growth in 2005 will be above 10% due to the full year effect of the Company’s new market expansion in 2004 coupled with further investment in operations infra-structure, new branches, and impact bankers.

          BUSINESS STRATEGY:

          Cascade Bancorp (headquartered in Bend, Oregon) and its principal subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders.  The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.  Founded in 1977, Bank of the Cascades offers full-service community banking through 21 branches, including 12  in Central Oregon, four in the Salem/Keizer area, four in Southern Oregon and one business and professional banking office in Portland.  The Company plans to open up to 3 new branches in 2005 concentrated in its fast growing Southern and Central Oregon markets.  The Bank has consistently ranked among the top performing banks in the nation in surveys by Independent Community Bankers of America and US Banker Magazine.  In addition, The Seattle Times named Cascade Bancorp in the top 10 of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest, and Oregon Business magazine ranked it in the Top 10 “2004 Best Companies to Work For”.  For further information on the Company, please visit our web site at http://www.botc.com.

          FORWARD LOOKING STATEMENTS
          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

Balance Sheet Data (at period end)	4th Qtr 2004	4th Qtr 2003	% Change	Full Year 2004	Full Year 2003	% Change

Investment securities	$49,459	$34,270	44.3%	$49,459	$34,270	44.3%
Loans, gross	859,559	587,200	46.4%	859,559	587,200	46.4%
Total assets	1,004,809	734,698	36.8%	1,004,809	734,698	36.8%
Total deposits	851,397	651,154	30.8%	851,397	651,154	30.8%
Non-interest bearing deposits	340,652	245,378	38.8%	340,652	245,378	38.8%
Core Deposits (A)	824,814	635,177	29.9%	824,814	633,654	30.2%
Total shareholders’ equity	86,018	61,756	39.3%	86,018	61,756	39.3%
Income Statement Data
Interest income	$14,513	$10,540	37.7%	$50,911	$40,835	24.7%
Interest expense	1,596	999	59.8%	4,903	4,003	22.5%
Net interest income	12,917	9,541	35.4%	46,008	36,832	24.9%
Loan loss provision	900	620	45.2%	3,650	2,695	35.4%
Net interest income after loan loss provision	12,017	8,921	34.7%	42,358	34,137	24.1%
Noninterest income	3,184	3,547	-10.2%	12,940	13,400	-3.4%
Noninterest expense	7,885	6,722	17.3%	29,578	24,854	19.0%
Income before income taxes	7,316	5,746	27.3%	25,720	22,683	13.4%
Provision for income taxes	2,762	2,231	23.8%	9,712	8,728	11.3%
Net income	$4,554	$3,515	29.6%	$16,008	$13,955	14.7%
Share Data (B)
Basic earnings per common share	$0.27	$0.22	22.2%	$0.96	$0.89	8.2%
Diluted earnings per common share	$0.26	$0.22	21.9%	$0.93	$0.86	7.7%
Book value per common share	$5.14	$3.69	39.3%	$5.14	$3.69	39.3%
Tangible book value per common share	$4.73	$3.69	28.2%	$4.73	$3.69	28.2%
Cash dividends declared per common share	$0.07	$0.06	9.4%	$0.26	$0.26	1.6%
Ratio of dividends declared to net income	25.70%	28.71%	-10.5%	27.07%	28.86%	-6.2%
Basic Average shares outstanding	16,721	15,769	6.0%	16,669	15,730	6.0%
Fully Diluted average shares outstanding	17,363	16,340	6.3%	17,299	16,249	6.5%
Key Ratios
Return on average total shareholders’ equity (book)	21.73%	23.38%	-7.1%	20.39%	25.07%	-18.7%
Return on average total shareholders’ equity (tangible) (C)	23.70%	23.38%	1.4%	22.40%	25.07%	-10.7%
Return on average total assets	1.85%	1.97%	-6.1%	1.83%	2.13%	-14.1%
Net interest spread	5.21%	5.36%	-2.8%	5.35%	5.62%	-4.8%
Net interest margin	5.69%	5.73%	-0.7%	5.74%	6.02%	-4.7%
Total revenue (net int inc + non int inc)	$16,101	$13,088	23.0%	$58,948	$50,232	17.4%
Efficiency ratio (D)	48.97%	51.36%	-4.6%	50.18%	49.48%	1.4%
Asset Quality Ratios
Loan loss reserve	12,412	9,399	32.1%	12,412	9,399	32.1%
Reserve to ending total loans	1.44%	1.60%	-9.8%	1.44%	1.60%	-9.8%
Non-performing assets (E)	483	56	762.5%	483	56	762.5%
Non-performing assets to total assets	0.05%	0.01%	530.6%	0.05%	0.01%	530.6%
Delinquent >30 days to total loans	0.02%	0.04%	-55.0%	0.02%	0.04%	-50.0%
Net Charge off’s	389	182	113.7%	991	966	2.6%
Net loan charge-offs (annualized)	0.19%	0.13%	46.2%	0.13%	0.18%	-27.8%
Mortgage Activity
Mortgage Originations	$31,061	$41,072	-24.4%	$141,407	$304,691	-53.6%
Total Servicing Portfolio (sold loans)	$502,390	$514,223	-2.3%	$502,390	$514,223	-2.3%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,663	$4,688	-0.5%	$4,663	$4,688	-0.5%
Capital Ratios
Average shareholders’ equity to average assets	8.49%	8.42%	0.8%	9.00%	8.51%	5.8%
Leverage ratio (F) (Est Q4-04)	10.00%	8.55%	17.0%	10.00%	8.55%	17.0%
Total risk-based capital ratio (F) (Est Q4-04)	11.17%	11.21%	-0.4%	11.17%	11.21%	-0.4%

Notes:
(A)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(B)	Adjusted to reflect a 25% (5:4) stock split declared in March 2004.
(C)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass merger.
(D)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(E)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(F)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 12/31/04: 16,738,627

SOURCE  Cascade Bancorp
          -0-                                        01/11/2005
          /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer,
+1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com/

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